                                                                    EXHIBIT 12.1

                             TOWER AUTOMOTIVE, INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                   NINE MONTHS
                                                                                                                      ENDED
                                                                   YEAR ENDED DECEMBER 31                         SEPTEMBER  30,
                                         ---------------------------------------------------------------------    --------------
                                             1994          1995           1996           1997          1998           1999
                                             ----          ----           ----           ----          ----           ----
          Earnings:
          Income before income
            taxes and extraordinary
            item ..................       $ 12,403       $ 20,121       $ 34,337       $ 80,741       $135,353       $135,578
          Net fixed charges (1) ...          2,351          2,501          8,551         44,385         52,217         32,719
                                          --------       --------       --------       --------       --------       --------
          Total earnings ..........       $ 14,754       $ 22,622       $ 42,888       $125,126       $187,570       $168,297
                                          --------       --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------       --------

          Fixed charges:
          Interest expense ........       $  1,956       $  2,027       $  7,636       $ 36,651       $ 42,506       $ 25,874
          Capitalized interest ....             --          1,157             --          3,409          3,732          5,372
          Interest factor of rental
            expense (2) ...........            271            311            660          6,255          7,352          5,021
          Amortization of debt
            expense ...............            124            163            255          1,479          2,359          1,824
          Dividends on trust
            preferred securities                --             --             --             --          9,800         13,099
                                          --------       --------       --------       --------       --------       --------

          Total fixed charges .....       $  2,351       $  3,658       $  8,551       $ 47,794       $ 65,749       $ 51,190
                                          --------       --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------       --------

          Earnings to fixed
            charges................            6.3            6.2            5.0            2.6            2.9            3.3
                                          --------       --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------       --------

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      (1) Net fixed charges represents total fixed charges less capitalized interest and dividends on trust preferred securities.

      (2) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 55% of total rental expense.